Exhibit 10.1

April 20, 2007

Robert Farkaly

Dear Bob;

On behalf of Overland Storage, Inc., I am pleased to offer you a promotion to the position of Vice President, Worldwide Sales. In this role you will report to me and have responsibility for the worldwide sales force, including Applications Engineering.

The terms for the position are below:

Effective date:          April 23, 2007

Base Compensation:	$5,384.62 gross bi-weekly, which is equal to $140,000 annually.

Variable Compensation:	Gross quarterly commission earnings of $35,000, at 100% of Plan, guaranteed for Q4FY07.

Stock Options:

Subject to approval of the Compensation Committee of our Board of Directors at their April 24, 2007 meeting, you will receive an option for 20,000 shares of Overland Storage, Inc. Common Stock under the Company’s 2003 Equity Incentive Plan (the “Plan”). These options will vest monthly over a 36-month period. The conditions of the option are described in and subject to the Plan and a Stock Option Agreement.

Congratulations, and thank you for your efforts and contributions to the company.

Sincerely,

/s/ Scott McClendon

Scott McClendon
Acting President and CEO

Acceptance:	/s/ Robert Farkaly

Date:	April 26, 2007
By signing, I understand and acknowledge the terms of this offer.